UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 14, 2017

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                              ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02      DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 15, 2017, NeoPhotonics Corporation (the “Company”) announced that Elizabeth Eby has joined the Company as Senior Vice President, Finance and Chief Financial Officer.  Ms. Eby’s appointment is effective as of August 14, 2017.  Ms. Eby succeeds Sandra A. Waechter, the Company’s previously retained interim Chief Financial Officer.  Ms. Waechter is expected remain with the Company to assist with the transition and various other financing and accounting matters through the third quarter of 2017.

Prior to joining the Company, Ms. Eby, age 53, worked at Intel Corporation, a semiconductor company, from July 1991 to August 2017, where she served as Vice President of Finance and Group Chief Financial Officer for the Internet of Things Group from September 2016 to August 2017.  Previously, Ms. Eby held several other positions at Intel, including as Vice President, Corporate Financial Planning, Reporting & Staffs from April 2014 to September 2016, as Director, Corporate Planning and Reporting from May 2010 to April 2014, as Director, Finance & Administration Asia Pacific from 2005 to 2010, and as Mobile Processor Group Controller from 2002 to 2005.  Ms. Eby has a Master of Science in Industrial Administration degree from Carnegie Mellon University and a B.S. in Applied Mathematics from the University of Michigan.

Ms. Eby’s employment offer letter provides that she will be employed by the Company on an “at will” basis and will receive:

1.  An annualized salary of approximately $340,000;

2.  An annual cash bonus under the Company’s annual bonus program targeted at 60% of base salary with actual bonus amounts based on the Company’s performance against targets set by the board of directors (or its compensation committee), and paid at the discretion of the board or compensation committee;

3.  An option to purchase 184,500 shares of the Company’s common stock, vesting over four years subject to Ms. Eby’s continuous employment, with 1/4th of the shares subject to the option vesting after one year of continuous service and 1/48th of the shares vesting monthly thereafter subject to Ms. Eby’s continuous service;

4.  A grant of 123,000 restricted stock units, with 25% of the shares vesting on each anniversary of Ms. Eby’s employment start date, subject to Ms. Eby’s continuous employment;

5.  An additional grant of 50,000 restricted stock units, with 100% of the shares vesting on the one-year anniversary of Ms. Eby’s employment start date, subject to Ms. Eby’s continuous employment; and

6.  A sign-on bonus of $75,000.

Ms. Eby’s stock option grant and restricted stock unit award grants will be made under the Company’s 2011 Inducement Award Plan.

Ms. Eby also entered into a retention agreement with the Company. The retention agreement provides for the payment of severance benefits to Ms. Eby in the event of the termination of her employment as described below.

Involuntary termination generally.  Under the retention agreement, if Ms. Eby’s employment terminates as a result of involuntary termination, and provided that Ms. Eby provides a valid and effective release of all employment related claims, Ms. Eby would receive the following severance benefits: (1) a lump sum severance payment equal to: (A) 100% of her base salary and (B) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of each of Ms. Eby’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following termination (but no waiver of any performance-based criteria).

Involuntary termination following a change in control.  Under the retention agreement, if Ms. Eby’s employment terminates as a result of involuntary termination on or within 12 months following a change in control, and provided that Ms. Eby provides a valid and effective release of all employment related claims, Ms. Eby would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 100% her base salary, (B) 100% of her target bonus for the year of termination, and (C) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of each of Ms. Eby’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following termination (but no waiver of any performance-based criteria).

The agreement also provides for a supplemental cash payment, in addition to any death benefits payable under the Company’s life insurance policies, in the event that Ms. Eby’s employment terminates due to her death while she is outside of her country of residence (for any reason), if necessary to provide for total death benefits equal to two times her then-current annual base salary.

Finally, the agreement provides that in the event of a change in control prior to the one-year anniversary of Ms. Eby’s employment start date with the Company, Ms. Eby’s restricted stock unit award covering 50,000 shares of common stock (which would otherwise vest in one year from her employment start date) will accelerate vesting in full as of the effective date of the change of control.

Terms such as involuntary termination and change in control are defined in Ms. Eby’s retention agreement and are substantially the same as the definitions used in the Company’s existing retention agreements with its other executive officers.

The preceding discussion of the material terms of the employment offer letter and retention agreement is qualified in its entirety by reference to the entire texts of the offer letter and retention agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

Ms. Eby is also expected to enter into the Company’s standard form of indemnification agreement between the Company and its directors and executive officers, filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, filed April 15, 2010; which would require the Company to indemnify Ms. Eby, under the circumstances and to the extent provided for therein, against certain expenses and other amounts incurred by Ms. Eby as a result of being made a party to certain actions, suits, proceedings and the like by reason of her position as an officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2017	NEOPHOTONICS CORPORATION

	By:	/s/ Timothy S. Jenks
Timothy S. Jenks
President and Chief Executive Officer